As filed with the Securities and Exchange Commission on March 11, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10,2020

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany,New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Compensatory Arrangements of Certain Officers.

On March 10, 2020, B&G Foods entered into an amendment to our employment agreement with Scott E. Lerner, B&G Foods’ Executive Vice President, General Counsel, Secretary and Chief Compliance Officer. The amendment eliminates the provision from the employment agreement granting Mr. Lerner a tax gross up for any excise tax imposed by Internal Revenue Code Section 4999 on severance payments and other benefits upon a change of control of B&G Foods.

These gross up payments would have been made only if Mr. Lerner received “excess parachute payments” within the meaning of Internal Revenue Code Section 280G.

As amended, the employment agreement now provides that, if an excise tax would be due, severance payments and/or benefits under the employment agreement or otherwise upon a change of control will be reduced if, and to the extent, such a reduction would result in a greater after-tax return to Mr. Lerner than his receiving all of the severance payments and benefits and paying the resulting excise tax.

Under the amended employment agreement, in no event will B&G Foods be required to pay an excise tax gross up to Mr. Lerner. The amendment to Mr. Lerner’s employment agreement also includes certain other amendments to reflect changes to B&G Foods’ compensation program for executive officers that have been made since Mr. Lerner’s employment agreement was last amended in December 2008, including amendments to reflect current annual bonus plan and salary continuation percentages and number of weeks of paid vacation for our company’s executive vice presidents.

Following the amendment of Mr. Lerner’s employment agreement, B&G Foods no longer has any employment agreements, grandfathered or otherwise, that would require B&G Foods to pay an excise tax gross up.

The amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 8.01. Other Events.

On March 10, 2020, our board of directors authorized an extension of our company’s stock repurchase program from March 15, 2020 to March 15, 2021. In extending the repurchase program, our board of directors also reset the repurchase authority to up to $50 million. Under the authorization, we may purchase shares of our company’s common stock from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on a variety of factors, including price, available cash, general business and market conditions and other investment opportunities. Therefore, we cannot assure you as to the number or aggregate dollar amount of shares, if any, that will be repurchased under the program. We may discontinue the program at any time. Any shares repurchased pursuant to the program will be retired.

Under the prior authorization, our company repurchased and retired from March 15, 2019 through March 11, 2020, 1,330,865 shares of common stock at an average price per share, excluding fees and commissions, of $18.55, or $24.7 million in the aggregate. Our company currently has 64,044,649 shares of common stock outstanding.

A copy of the press release we issued announcing the extension of the stock repurchase program is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

10.1	First Amendment to Amended and Restated Employment Agreement, dated March 10, 2020, between B&G Foods, Inc. and Scott E. Lerner

99.1	Press Release dated March 11, 2020

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: March 11, 2020	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary